EXHIBIT 5




September 4, 1998



Coyote Network Systems, Inc.
4360 Park Terrace Drive
Westlake Village, California  91361

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Coyote Network Systems, Inc., a Delaware corporation (the
"Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance by the Company of up to 680,000 shares of Company common stock, $1.00 per value per share (the "Shares"), pursuant to the provisions of the Coyote Technologies, LLC Class B Unit Plan (the "Plan").

         We have examined (i) the Registration Statement, (ii) the Company's Restated Certificate of Incorporation and By-Laws, (iii) the award agreements for the Class B Units, (iv) the corporate proceedings related to the adoption of the award agreements for the Class B Units, the issuance of the Class B Units and the organization of the Company, and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

         Based upon the foregoing, it is our opinion that:

         1. The Company is a corporation existing in good standing under the laws of the State of Delaware.

         2. The Shares, when issued as and for the consideration contemplated by the Registration Statement and the award agreements for the Class B Units will be validly issued, fully paid and nonassessable by the Company.


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         We  consent  to  the  filing  of  this  opinion  as an  Exhibit  to the
Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act, or that we come within the category of persons whose consent is required by section 7 of the Act.

                                     Yours very truly,

                                     REINHART, BOERNER, VAN DEUREN,
                                            NORRIS & RIESELBACH, P.C.

                                     BY /s/Timothy G. Atkinson

                                     Timothy G. Atkinson